Exhibit 99.1

COMMONWEALTH BIOTECHNOLOGIES ACQUIRES LEADING DNA PROFILING

COMPANY – FAIRFAX IDENTITY LABS

Paternity Testing Volume and Revenues to Increase Significantly

Positions CBI as Leading Provider of DNA Forensic Analysis

Gives CBI a Competitive Edge for CODIS and Forensic Contracts

RICHMOND, VA - November 19, 2004 - Commonwealth Biotechnologies, Inc. (NASDAQ: CBTE), a comprehensive provider of contract biotechnology research services to government, industry and academia, today announced that it has purchased the assets of Fairfax Identity Labs (FIL), a leading DNA profiling company in the U.S., and a division of Genetics & IVF Institute, Inc. Fairfax, VA. A number of key employees will also join CBI.

Based on pro forma 2005 revenues of $1.8 million predominantly from private, contract and immigration paternity work, CBI’s Management believes that this acquisition will be accretive to its bottom-line performance beginning in the first quarter of 2005. A portion of the one-time costs and other costs associated with the acquisition will be expensed by the CBI in the fourth quarter of 2004. CBI will acquire all rights to the FIL name, all current contracts, and all equipment necessary to continue the work of FIL at CBI’s Richmond location for $1.1 million in cash payable over three years. CBI will be able to accommodate the new staff and equipment with only nominal re-modeling costs to its existing laboratories. CBI expects to be able to implement considerable cost savings by performing this work in its home facility, thereby curtailing direct expenses associated with operating FIL in Fairfax, VA. The transition of all staff and equipment to CBI from FIL will take place over the next month. Second, the acquisition and recruitment of key directors enables CBI to begin offering a highly competitive forensic DNA analysis program. Dr. Charles M. Kelly, former director of FIL, and Mr. Russell Gross, former Lab Supervisor of FIL, have both accepted employment with CBI. Dr. Kelley, with over 20 years of experience in the field of genetic analysis, is considered a leader in the field. CBI has also retained the employment of three marketing specialists who are considered key by CBI management for continuous growth in the DNA identity segment of CBI’s business.

Third, CBI will also be better positioned to compete for new CODIS and forensic related contracts when proposals are released through the states from the National Institutes of Justice. The new “Justice for All Act of 2004,” signed by President Bush in November sets aside more than $1 billion in federal funding over the next five years and is intended to increase and improve the use of forensic DNA technology within the various US law enforcement agencies. According to the Library of Congress Thomas database, a portion of the new legislation is meant to “eliminate the substantial backlog of DNA samples collected from crime scenes and from convicted offenders, improve and expand the DNA testing capacity of federal, state, and local crime laboratories, and increase research and development of new DNA testing technologies.”

FIL was founded in 1990 and focused primarily on DNA based paternity testing to the “private” market. By 1995, with the addition of state contracts for paternity testing, FIL became the second largest DNA paternity lab in the United States. Soon thereafter, FIL began initiatives in the forensic and CODIS markets. FIL, like CBI, is one of just eight labs accredited by the National Institutes of Justice for performing DNA CODIS related work. In this regard, FIL can be considered complementary to existing business lines already in place at CBI. After the acquisition, the volume of samples that can be processed by CBI will be substantially larger.

“By acquiring the know-how, the contracts, and the work force of FIL, CBI instantly has the capability to become a leader in CODIS and forensic DNA analyses,” said Thomas R. Reynolds, Executive Vice President for Science and Technology, who will oversee integration of the FIL business lines at CBI. “As the market opportunities in paternity testing, CODIS testing, and forensics analysis continue to grow, this acquisition and the addition of Dr. Kelly as a director will position CBI extremely well in these markets.”

Commenting on the acquisition, Robert B. Harris, CBI’s President and CEO noted “CBI’s strengths in R&D and government contracting, combined with FIL’s name recognition, its private and public DNA testing market share, and its CODIS and forensics capabilities, will enable CBI to become a much larger player in the DNA testing market. By increasing our ability to go after new contracts, grow revenues and focus on bottom-line profitability, we will achieve our goal of increasing shareholder value.”

About CBI

Commonwealth Biotechnologies, Inc. a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery. It is accredited by the American Association of Blood Banking, CLIA and the National Forensic Science Technology Council, and operates fully accredited BSL-3 (for human pathogens) and DNA reference laboratories. For more information, visit CBI on the web at www.cbi-biotech.com.

SAFE HARBOR: No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. CBI cannot guaranty that the acquisition of FIL will produce any revenues or prospects referenced herein, or that CBI will be able to successfully continue the business practices of FIL. In addition, CBI cannot guaranty that it will effectively compete for any additional federal funds that may be utilized in any programs referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information, contact:

Commonwealth Biotechnologies, Inc.

Dr. Robert B. Harris

President/CEO

rharris@cbi-biotech.com

Phone: 800 735 9224

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